AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
APEX BIOVENTURES ACQUISITION CORPORATION

Pursuant to Section 102 of the
Delaware General Corporation Law

Apex Bioventures Acquisition Corporation, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “Apex Bioventures Acquisition Corporation”.

2.
The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 1, 2006 and amended on July 11, 2006 (the “Certificate of Incorporation”).

3.	This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation.

4.
This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

5.	This Certificate shall be effective on the date of the filing with the Secretary of State of the State of Delaware.

6.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Apex Bioventures Acquisition Corporation (hereinafter referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, on or after the Termination Date, the purposes of the Corporation shall automatically, with no action required by the board of directors (the “Board”) or the stockholders, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein, and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 61,000,000, of which 60,000,000 shares shall be common stock of the par value of $0.0001 per share (the “Common Stock”), and 1,000,000 shares shall be preferred stock of the par value of $0.0001 per share (the “Preferred Stock”).

A.   Preferred Stock.  The Board is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.   Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Joel I. Papernik, Esq.	Mintz Levin Cohn Ferris Glovsky and Popeo, PC 666 Third Avenue New York, NY 10017

SIXTH: Paragraphs A through F set forth below shall apply during the period commencing upon the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), covering the offer and sale of units to the public (the “IPO”), and terminating upon the consummation of a Business Combination (the “Target Business Acquisition Period”), and shall not be amended during such Target Business Acquisition Period without the affirmative vote or consent of 95% of the Corporation’s outstanding common stock. For purposes hereof, a “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset acquisition, stock purchase or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses in the healthcare industry (together, the “Target Business”) having, collectively, a fair market value of at least 80% of the Corporation’s net assets, excluding the Deferred Underwriting Fee (as defined below), at the time of such acquisition; provided, however, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board is not able to determine the fair market value of the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (d/b/a NASD) (an “Independent Financial Advisor”). The Corporation will not consummate a Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Business Combination is fair to the Corporation’s stockholders from a financial perspective.

A.  Immediately after the IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option and 2.0% of the gross proceeds of the IPO payable to the underwriters of the IPO for deferred underwriting discounts and commissions (the “Deferred Underwriting Fee”)) and the net proceeds received by the Corporation in a private placement of the Corporation’s warrants immediately prior to completion of the IPO, as specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) at the time it is declared effective by the SEC (the “Registration Statement”), shall be deposited and thereafter held in a trust account established by the Corporation (the “Trust Account”). Except as specified in the Registration Statement, neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier to occur of (i) a Business Combination or (ii) the dissolution and liquidation of the Corporation pursuant to Paragraph D hereto, in each case, in accordance with the terms of the investment management trust agreement governing the Trust Account.

B.  Prior to the consummation of a Business Combination, the Corporation shall submit the terms relating to such Business Combination to its stockholders for approval, regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. The affirmative vote of the majority of the shares of Common Stock included in the units issued by the Corporation in connection with the IPO (the “IPO Shares”) voted at a meeting to approve such Business Combination shall be required to approve a Business Combination and authorize the consummation thereof; provided, however, that the Corporation shall not consummate any Business Combination if holders of 20% or more in interest of the IPO Shares exercise their conversion rights as described in paragraph C below.

C.  Any holder of IPO Shares who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into cash. If such a demand is made, and in the event that a Business Combination is approved in accordance with paragraph B above and is consummated by the Corporation, the Corporation shall convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, before payment of the Deferred Underwriting Fee and inclusive of any interest thereon (less taxes payable), calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares.

D.  In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO, and (ii) 24 months after the consummation of the IPO in the event that a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed within such 18-month period (such later date being referred to as the “Termination Date”), the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate and distribute its assets to the holders of IPO Shares as soon as reasonably practicable. Accordingly, the Corporation shall not follow the procedures described in Sections 280 and 281(a) of the DGCL, and shall distribute the assets of the Corporation to the holders of IPO Shares only in accordance with 281(b) of the DGCL. In no event shall the Corporation make a distribution of its assets in respect of any shares of capital stock of the Corporation other than IPO Shares.

E.  A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) such holder demands conversion of his or her IPO Shares in accordance with paragraph C above or (ii) the dissolution and liquidation of the Corporation in accordance with paragraph D above. Except as may be required under applicable law, in no other circumstance shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

F.  Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise.

G. The Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C.  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this ___ day of August, 2006.

/s/ K. Michael Forrest
K. Michael Forrest Chief Executive Officer